Exhibit 10.6

AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT

THIS AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT (the “Agreement”) is entered into as of December 9, 2008 by and between MBL Bank, formerly known as Minden Building and Loan Association (hereinafter referred to as the “Bank” or the “Employer”) and Becky T. Harrell (the “Executive”).  The Agreement was originally entered into in as of December 29, 2005, effective as of July 1, 2005 (the “Prior Agreement”).

PREAMBLE

The Bank has adopted this Agreement on behalf of the Executive with the intention that (a) the Agreement shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (b) the Agreement shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The provisions of the Agreement shall be construed to effectuate such intentions.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of ERISA.

WITNESSETH:

WHEREAS, the Bank and the Executive desire to amend and restate the Prior Agreement in order to comply with Section 409A of the Code and the final regulations thereunder;

WHEREAS, the Executive is currently the Treasurer and Chief Financial Officer of the Bank; and

WHEREAS, to induce the Executive to continue in its employ, the Bank is willing to supplement the benefits payable to the Executive under the Bank’s 401(k) retirement plan;

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties hereby agree as follows:

1.           Retirement Benefit.  If the Executive has a cessation of or decline in services to the Employer at age sixty-five (65) (the “Normal Retirement Age”) or thereafter which constitutes a “Separation from Service” (as defined below), then the Executive shall be entitled to receive from the Employer an annual supplemental retirement benefit equal to $12,000 (the “Supplemental Retirement Benefit”), payable in equal monthly installments of $1,000 for fifteen (15) years, commencing on the first day of the month following the Separation from Service, except as set forth in Section 4 below.  For purposes hereof, Separation from Service shall mean a termination of the Executive’s services (whether as an employee or as an independent contractor) to Minden Bancorp, Inc. (the “Company”) and the Bank for any reason other than death or Disability (as defined in Section 2(a) of this Agreement). Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

2.           Disability or Death.

  (a)           In the event that the Executive becomes disabled while in the employ of the Employer, the Executive shall be entitled to receive the Supplemental Retirement Benefit payable in equal monthly installments beginning with the first day of the month coinciding with or next following the Disability of the Executive and continuing thereafter for a period of fifteen (15) years.  For purposes hereof, Disability shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.  The determination of the Board of Directors of the Bank as to Disability shall be binding on the Executive.  Nothing contained in this Agreement shall limit or affect the Executive=s right to the continuation of her salary during any waiting period imposed by a disability plan.

  (b)           In the event that the Executive commences to receive Supplemental Retirement Benefits under this Agreement and dies prior to the receipt of fifteen (15) years of such benefits, the remainder of the Supplemental Retirement Benefits shall be payable until the  expiration of such term to the beneficiary(ies) designated by the Executive.  In the event the Executive dies while employed by the Employer whether before or after age sixty-five (65) or dies after a Separation from Service on or after age sixty-five (65) but before the commencement of his benefits, the beneficiary(ies) designated by the Executive shall receive the Supplemental Retirement Benefit payable in equal monthly installments beginning with the first day of the month next following the Executive=s death and continuing thereafter for fifteen (15) years.

3.           Separation from Service.

  (a)           In the event that the Executive has a Separation from Service other than for Cause (as defined herein), concurrently with or within two years following a “Change in Control” (as defined herein), then the Executive shall receive the Supplemental Retirement Benefit payable in equal monthly installments beginning with the first day of the month coinciding with or next following the date of the Separation from Service and continuing thereafter for a period of fifteen (15) years, except as set forth in Section 4 below.  For purposes of this Agreement, a “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, that neither any second-step conversion and reorganization in which Minden Mutual Holding Company (the “MHC”) ceases to exist nor any increase in the ownership of the Corporation by the MHC shall be deemed to constitute a Change in Control.

  (b)           In the event that the Executive’s employment with the Employer is terminated for Cause, then the Executive shall not be entitled to receive any Supplemental Retirement Benefits under this Agreement.  For purposes of this Agreement, termination of the Executive=s employment for Cause shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.  For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

4.           Six-Month Delay in Payments.  If the Executive is a “Specified Employee” (as defined below) at the time a Separation from Service occurs, then the monthly installments shall not commence until the first day of the month following the lapse of six months after the date of the Separation from Service (the “Delayed Payment Date”).  The amount paid on the Delayed Payment Date shall equal the sum of (a) one monthly installment plus (b) the cumulative amount of the monthly installments that would have been paid as of the first day of each month following the date of the Separation from Service and prior to the Delayed Payment Date absent the six-month delay in the commencement of such payments.  The remaining monthly installments shall be paid as of the first day of each following month as if no six-month delay in the commencement of the installments had occurred.  For purposes of this Agreement, the term “Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank or of the Company, if any stock of the Bank or the Company is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 of any year (the “identification period”).  If the employee is a key employee during an identification period, the employee shall be treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

5.           Designation of Beneficiary.  The Executive may from time to time, by providing a written notification to the Employer, designate any person or persons (who may be designated concurrently, contingently or successively), her estate or any trust or trusts created by her to receive benefits which are payable under this Agreement.  Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Employer’s Human Resource Committee, or any successor thereto (the “Committee”).  If the Executive fails to designate a beneficiary or if a beneficiary dies before the date of the Executive’s death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate.  If benefits to be paid to a beneficiary commence and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by the Executive, if any, and if none to the estate of such beneficiary.

6.           Claims Procedure.  The Executive or her designated beneficiary or beneficiaries may make a claim for benefits under this Agreement by filing a written request with the Committee.  If a claim is wholly or partially denied, the Committee shall furnish the claimant with written notice setting forth in a manner calculated to be understood by the claimant:

  (a)           the specific reason or reasons for the denial;

  (b)           specific reference to the pertinent provisions of this Agreement on which the denial is based;

  (c)           a description of any additional material or information necessary for the claimant to perfect her claim and an explanation why such material or information is necessary; and

  (d)           appropriate information as to the steps to be taken if the claimant wishes to submit her claim for review.

Such notice shall be furnished to the claimant within ninety (90) days after the receipt of her claim, unless special circumstances require an extension of time for processing her claim.  If an extension of time for processing is required, the Committee shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision.  In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

A claimant may request the Committee to review a denied claim.  Such request shall be in writing and must be delivered to the Committee within sixty (60) days after receipt by the claimant of written notification of denial of claim.  A claimant or her duly authorized representative may:

  (a)           review pertinent documents, and

  (b)           submit issues and comments in writing.

The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review.  If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension.  The Committee’s decision on the review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.

7.           Withholding.  To the extent required by the law in effect at the time benefits are paid hereunder, the Employer shall withhold from such payment any taxes or other amounts required by law to be withheld.

8.           Unsecured Promise.  Nothing contained in this Agreement shall create or require the Employer to create a trust of any kind to fund the benefits payable hereunder.  To the extent that the Executive or any other person acquires a right to receive payments from the Employer, such right shall be no greater than the right of any unsecured general creditor of the Employer.

9.           Assignment.  The right of the Executive or any other person to the payment of benefits under this Agreement shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized by the Employer.

10.           Employment.  Nothing contained herein shall be construed to grant the Executive the right to be retained in the employ of the Employer or any other rights or interests other than those specifically set forth.

11.           Amendment.  This Agreement shall be binding upon and inure to the benefit of the Employer and the Executive.  Notwithstanding anything in the Agreement to the contrary, the Board of Directors of the Bank may amend in good faith any terms of the Plan, including retroactively, in order to comply with Section 409A of the Code.

12.           Successors.  This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Executive and her heirs, executors, administrators, and legal representatives.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:		MBL BANK

By:	/s/ Jack E. Byrd, Jr.	By:	/s/ A. David Evans
Name:	Jack E. Byrd, Jr.	A. David Evans
Title:	President / CEO		Chairman

		By:	/s/ Becky T. Harrell
Becky T. Harrell